                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              AMERICAN MEDIA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              AMERICAN MEDIA, INC.
                             600 EAST COAST AVENUE
                             LANTANA, FLORIDA 33464
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 13, 1997

     You are cordially invited to attend The Annual Meeting of Stockholders of American Media, Inc. (the "Company") which will be held at The Ritz-Carlton Hotel, 100 South Ocean Boulevard, Manalapan, Florida on Wednesday, August 13, 1997 at 9:30 a.m., local time, for the following purposes:

          1. To elect eleven directors.

          2. To approve an amendment to the American Media, Inc. Stock Option Plan, to increase the number of shares of the Company's Class A Common Stock authorized to be issued under the Plan.

          3. To ratify the selection of Arthur Andersen LLP as independent certified public accountants of the Company for the fiscal year ending March 30, 1998.

          4. To transact such other business as may properly come before the meeting.

     These matters are described in detail in the attached Proxy Statement.

     The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof is the close of business on the record date of June 19, 1997.

     It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to please mark, date and sign the enclosed Proxy card and return it in the envelope provided for that purpose, which does not require postage. If you receive more than one Proxy card because you own shares of more than one class of common stock or because you own shares registered in different names or at different addresses, each Proxy card should be completed and returned.

                                            By Order of the Board of Directors

                                            MAYNARD RABINOWITZ
                                            Secretary

Lantana, Florida
June 27, 1997

     YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
         PROMPTLY. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                              AMERICAN MEDIA, INC.
                            ------------------------

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 13, 1997
                            ------------------------

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Media, Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held at The Ritz-Carlton Hotel, 100 South Ocean Boulevard, Manalapan, Florida, at 9:30 a.m., local time, on Wednesday, August 13, 1997, and at any postponement or adjournment thereof. This Proxy Statement and the accompanying Proxy Card are first being sent to stockholders on or about June 27, 1997. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 (the "Annual Report"), will be delivered to the stockholders on or before the time of delivery of the other proxy materials.

     The Company's executive offices are located at 600 East Coast Avenue, Lantana, Florida 33464 (telephone (561) 540-1000).

OUTSTANDING SHARES AND VOTING RIGHTS

     The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof is the close of business on the record date of June 19, 1997 (the "Record Date"). The Company's voting securities entitled to be voted at the Annual Meeting consist of two classes of $.01 par value Common Stock -- Class A Common Stock (the "Class A Stock") and Class C Common Stock (the "Class C Stock") (collectively, the "Common Stock"). Holders of Class A Stock have one vote per share on all matters and holders of Class C Stock have three votes per share on all matters. For all matters to be considered at the Annual Meeting, the shares of Class A Stock and Class C Stock will vote together and not as separate classes.

     As of the Record Date, there were outstanding 21,073,678 shares of Class A Stock and 20,702,005 shares of Class C Stock. A quorum (the presence in person or by proxy of a majority of the number of votes to which holders of the issued and outstanding shares of the Class A Stock and Class C Stock are entitled to cast) is required for any vote taken at the Annual Meeting to be deemed valid. When a quorum is present, the affirmative vote of the majority of the votes, present in person or by proxy, to which holders of the shares of the Class A Stock and Class C Stock are entitled to cast is required for the election of each director and the ratification of the selection of independent certified public accountants and the approval of any other matter which is submitted to a vote of the stockholders at the Annual Meeting; except that, the affirmative vote of the holders of a majority of the outstanding shares of Class A Stock and Class C Stock present in person or by proxy at the Annual Meeting is required for approval of the amendment to the Company's Stock Option Plan.

     Abstentions from voting will be included for purposes of determining whether a quorum is present and whether the requisite number of affirmative votes are received on any matters submitted to the stockholders for vote, and will have the same effect as a vote against all matters submitted to the stockholders for a vote, except for election of directors. A vote withheld from any director nominee has the same effect as a vote against that nominee. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote in respect to that matter.

     As of the Record Date, Boston Ventures Limited Partnership III and Boston Ventures Limited Partnership IIIA (collectively "Boston Ventures") and Peter J. Callahan, Michael J. Boylan and Maynard Rabinowitz, partners in Macfadden Holdings L.P. ("Macfadden L.P.") collectively owned beneficially, Common Stock representing approximately 75.9% of the combined voting power of the outstanding Common Stock to be voted at the Annual Meeting for the election of directors, based upon 4.8% of the voting power of the Class A Stock, and 100% of the voting power of the Class C Stock. Since a majority of the affirmative votes and/or shares of Class A Stock and Class C Stock voting together is required, Boston Ventures and Messrs. Callahan, Boylan and Rabinowitz voting together are able to elect the entire Board of Directors of the Company and, in general, to determine the outcome of any other matter submitted to the stockholders for approval, including the selection of the Company's independent certified public accountants. See "Proposal 1 -- Election of Directors" for a description of the provisions of the Stockholders Agreement relating to voting for nominees of Boston Ventures or Messrs. Callahan, Boylan and Rabinowitz.

     Proxies properly executed and returned in a timely manner will be voted at the Annual Meeting and at any postponement or adjournment thereof in accordance with the directions specified therein. If no directions are indicated, the shares represented by the proxy will be voted FOR the election of all nominees named herein as directors, FOR approval of the amendment to the Company Stock Option Plan, FOR ratification of the selection of the independent certified public accountants and on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies.

     Each stockholder giving a proxy has the power to revoke it any time before it is voted, either in person at the Annual Meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth, as of May 26, 1997, unless otherwise noted,
(1) the ownership of each class of the Company's voting securities by holders known by the Company to be beneficial owners of more than 5% of the outstanding shares of any class; and (2) the beneficial ownership of each class of the Company's equity securities by the Company's (a) directors and nominees (listed by name), (b) the Company's chief executive officer and its four other most highly compensated executive officers for the fiscal year ended March 31, 1997, and (c) directors and executive officers as a group, without naming them.

                                                                CLASS A                CLASS C
                                                          --------------------   --------------------
                                                          AMOUNT AND             AMOUNT AND
                                                          NATURE OF    PERCENT   NATURE OF    PERCENT
                    NAME AND ADDRESS                      BENEFICIAL     OF      BENEFICIAL     OF
                  OF BENEFICIAL OWNER                     OWNERSHIP     CLASS    OWNERSHIP     CLASS
                  -------------------                     ----------   -------   ----------   -------
Boston Ventures Limited Partnership III(1)..............  1,011,313      4.8%    20,702,005      100%
  21 Custom House Street
  Boston, Massachusetts 02109
Boston Ventures Limited Partnership IIIA(1).............  1,011,313      4.8%    20,702,005      100%
  21 Custom House Street
  Boston, Massachusetts 02109

                                                                CLASS A                CLASS C
                                                          --------------------   --------------------
                                                          AMOUNT AND             AMOUNT AND
                                                          NATURE OF    PERCENT   NATURE OF    PERCENT
                    NAME AND ADDRESS                      BENEFICIAL     OF      BENEFICIAL     OF
                  OF BENEFICIAL OWNER                     OWNERSHIP     CLASS    OWNERSHIP     CLASS
                  -------------------                     ----------   -------   ----------   -------
Peter J. Callahan(1)....................................  1,011,313      4.8%    20,702,005      100%
  c/o American Media, Inc.
  600 East Coast Avenue
  Lantana, Florida 33464
Michael J. Boylan(1)....................................  1,011,313      4.8%    20,702,005      100%
  c/o American Media, Inc.
  600 East Coast Avenue
  Lantana, Florida 33464
Maynard Rabinowitz(1)...................................  1,011,313      4.8%    20,702,005      100%
  c/o American Media, Inc.
  600 East Coast Avenue
  Lantana, Florida 33464
Anthony J. Bolland(2)...................................  1,011,313      4.8%    20,702,005      100%
  c/o Boston Ventures Management, Inc.
  21 Custom House Street
  Boston, Massachusetts 02109
Roy F. Coppedge, III(2).................................  1,011,313      4.8%    20,702,005      100%
  c/o Boston Ventures Management, Inc.
  21 Custom House Street
  Boston, Massachusetts 02109
Ariel Capital Management, Inc.(3).......................  6,076,425     28.8%            --       --
  307 North Michigan Avenue
  Suite 500
  Chicago, Illinois 60601
Ryback Management Corporation(4)........................  3,255,500     15.5%            --       --
  7711 Carondelet Avenue, Suite 700
  P.O. Box 16900
  St Louis, MO 63105
Yacktman Asset Management Company(5)....................  1,577,900      7.5%            --       --
  303 W. Madison Street Suite 1925
  Chicago, IL 60606
Gardner Investments, Inc.(6)............................  1,083,804      5.1%            --       --
  223 E. Chestnut Street
  Lancaster, PA 17602
Barry Baker.............................................      1,000        *             --       --
Iain Calder.............................................         --       --             --       --
Steven B. Dodge.........................................         --       --             --       --
Gerald S. Hobbs.........................................         --       --             --       --

                                                                CLASS A                CLASS C
                                                          --------------------   --------------------
                                                          AMOUNT AND             AMOUNT AND
                                                          NATURE OF    PERCENT   NATURE OF    PERCENT
                    NAME AND ADDRESS                      BENEFICIAL     OF      BENEFICIAL     OF
                  OF BENEFICIAL OWNER                     OWNERSHIP     CLASS    OWNERSHIP     CLASS
                  -------------------                     ----------   -------   ----------   -------
Anthony S. Hoyt(7)......................................     20,267        *             --       --
Gerry M. Ritterman......................................         --       --             --       --
Roger Wood..............................................     68,420        *             --       --
All directors, nominees and executive officers as a
  group (21 persons)....................................  1,797,145(8)   8.5%    20,702,005    100.0%

---------------

  * Less than 1% of Class.
(1) Pursuant to a Stockholders, Registration Rights and Voting Agreement, originally dated April 8, 1993 (the "Stockholders Agreement"), each of Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA, Peter J. Callahan, Michael J. Boylan and Maynard Rabinowitz is deemed to have shared voting power (but not shared investment power) with respect to the shares of Class A Stock and Class C Stock owned of record by them and are thus the beneficial owners of such shares. Boston Ventures Limited Partnership III has sole or shared investment power with respect to 531,376 shares of Class A Stock and 9,786,806 shares of Class C Stock. Boston Ventures Limited Partnership III disclaims beneficial ownership of all shares of Class A Stock and Class C Stock other than those shares as to which it has sole or shared investment power. Boston Ventures Limited Partnership IIIA has sole or shared investment power with respect to 140,078 shares of Class A Stock and 2,579,602 shares of Class C Stock. Boston Ventures Limited Partnership IIIA disclaims beneficial ownership of all shares of Class A Stock and Class C Stock other than those shares as to which it has sole or shared investment power. Mr. Callahan has sole investment power with respect to 271,887 shares of Class A Stock and 6,668,477.8 shares of Class C Stock and disclaims beneficial ownership of all other shares of Class A Stock and Class C Stock. Mr. Boylan has sole investment power with respect to 33,986 shares of Class A Stock and 833,559.7 shares of Class C Stock and disclaims beneficial ownership of all other shares of Class A Stock and Class C Stock. Mr. Rabinowitz has sole investment power with respect to 33,986 shares of Class A Stock and 833,559.7 shares of Class C Stock and disclaims beneficial ownership of all other shares of Class A Stock and Class C Stock. Boston Ventures Company Limited Partnership III, as the sole general partner of each of Boston Ventures Limited Partnership III and Boston Ventures Limited Partnership III A, is deemed to be the beneficial owner of the shares of Class A Stock and Class C Stock beneficially owned by such limited partnerships. Boston Ventures Company Limited Partnership III disclaims beneficial ownership of all shares of Class A Stock and Class C Stock as to which each of Messrs. Callahan, Boylan and Rabinowitz has sole or shared investment power. The partnership agreement governing Boston Ventures requires Boston Ventures to terminate, and distribute its assets, including any Company Common Stock then held, to its partners no later than March 31, 2001.
(2) Each of these persons, as well as each of Ms. Martha H. W. Crowninshield and Messrs. William F. Thompson, Richard C. Wallace and James M. Wilson in their respective capacities as partners of Boston Ventures Company Limited Partnership III, is deemed to be the beneficial owner of the shares of Class A Stock and Class C Stock beneficially owned by Boston Ventures Company Limited Partnership III. These persons disclaim beneficial ownership of all shares of Class A Stock and Class C Stock as to which each of Messrs. Callahan, Boylan and Rabinowitz has sole or shared investment power. See footnote 1.
(3) As of April 30, 1997, shares are owned on behalf of 29 investment advisory clients of Ariel Capital Management, Inc. ("Ariel Capital"), in its capacity as investment advisor. Ariel Capital has sole voting power over 5,697,825 shares of Class A Stock and has sole dispositive power over 6,076,425 shares of Class A Stock. Ariel Capital disclaims beneficial ownership of all of these shares.
(4) As of May 7, 1997, 3,255,500 shares of Class A Stock were held in a fiduciary capacity by Ryback Management Corporation and/or Lindner Growth Fund ("Ryback"). Ryback beneficially owned 2,631,900 shares of Class A Stock held by Lindner Growth Fund and 623,600 shares of Class A Stock managed by Ryback Management Corporation. Ryback has sole voting and dispositive power over said 3,255,500 shares of Class A Stock.
(5) Based upon information as of May 2, 1997 by Yacktman Asset Management Company ("Yacktman"), 1,577,900 shares of Class A Stock are held by investment advisory clients of Yacktman, including the Yacktman Fund, Inc. Yacktman has sole voting power over 269,000 of said shares and sole dispositive power over 1,577,900 of said shares.
(6) As of May 5, 1997, Gardner Investments, Inc. ("Gardner"), an investment advisory firm, holds 1,083,804 shares of Class A Stock, in 280 client accounts, of which no single account owns more than 5% of the outstanding Class A Stock. Gardner has investment power over said shares but no voting power and disclaims beneficial ownership of all of these shares.
(7) Includes 16,667 shares of Class A Stock subject to existing stock options which are exercisable within 60 days of April 30, 1997.
(8) Also includes 227,000 shares of Class A Stock subject to existing stock options which are exercisable within 60 days of April 30,1997.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

NOMINEES

     Eleven directors are to be elected at the Annual Meeting. The persons named below have been designated by the Board as nominees for election as directors, to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. In the event any nominee becomes unavailable to serve, the proxies will be voted for the election of the balance of those named and a substitute nominee selected by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve.

     The names of the nominees and information about them are set forth below.

     PETER J. CALLAHAN, age 55, is Chairman, President and Chief Executive Officer of the Company. Mr. Callahan joined the Company's predecessor in 1989. Mr. Callahan is also the owner, with others, of companies publishing approximately 50 magazines, including general interest magazines and trade publications. The companies include Macfadden Publishing, Inc., The Sterling/Macfadden Partnership and Macfadden Trade Publishing LLC (collectively, the "Macfadden Companies"). Mr. Callahan has been a director of the Company since its inception in 1990.

     BARRY BAKER, age 44, has been Chief Executive Officer of River City Broadcasting, L.P. ("River City") since 1988. River City owns and operates 28 television stations and 34 radio stations. Mr. Baker is the President of Better Communications, Inc., which is the General Partner of River City. In June, 1996, Sinclair Broadcasting Group, which owns and operates 30 television stations and 28 radio stations agreed to acquire River City. Mr. Baker serves as a consultant to Sinclair Broadcast Group and Sinclair Communications, Inc. (collectively "Sinclair") and will be the Chief Executive Officer of Sinclair Communications, Inc. upon the pending Federal Communications Commission approval of the Sinclair/River City acquisition. He also serves on the ABC Board of Governors and the FOX Broadcasting Board of Governors and is the current Chairman of the Television Bureau of Advertising. Mr. Baker has been a director of the Company since November, 1995.

     ANTHONY J. BOLLAND, age 44, is a Vice President of the Company. Mr. Bolland joined the Company's predecessor in 1989. Since 1983, Mr. Bolland has been a partner of Boston Ventures Company Limited Partnership III and its predecessors, the general partner of Boston Ventures, which together with its affiliates have made 39 investments totaling $974 million (predominantly in the media and communications industry) since 1983. Mr. Bolland has been a director of the Company since its inception in 1990.

     MICHAEL J. BOYLAN, age 50, is Vice Chairman, Publishing Operations of the Company. Mr. Boylan joined the Company's predecessor in 1989. Mr. Boylan is also a part owner of certain of the Macfadden Companies. Mr. Boylan has been a director of the Company since its inception in 1990.

     IAIN CALDER, age 58, is Executive Vice President, and has been employed by the Company, its subsidiaries and predecessors in various executive and editorial positions for over 30 years. Mr. Calder has been a director of the Company since its inception in 1990.

     ROY F. COPPEDGE III, age 49, is a Vice President of the Company. Mr. Coppedge joined the Company's predecessor in 1989. Since 1983, Mr. Coppedge has been a partner of Boston Ventures Company Limited Partnership III and its predecessors, the general partner of Boston Ventures. Mr. Coppedge has been a director of the Company since its inception in 1990.

     STEVEN B. DODGE, age 51, has been the Chairman and Chief Executive Officer of American Radio Systems Corp. (or predecessor companies), a radio broadcasting company which owns 94 radio stations in 19 markets, since 1988. Mr. Dodge has been a director of the Company since 1992.

     GERALD S. HOBBS, age 55, is currently President and Chief Executive Officer of VNU-USA, Inc. whose businesses include BPI Communications, Inc. ("BPI"), VNU Marketing Information Services, Inc. and Bill Communications, Inc. He has been the Chairman and Chief Executive Officer of BPI since December, 1984. VNU-USA companies publish magazines, directories, books and provide proprietary data, market research and trade shows and are leaders in the providing of micro marketing solutions and services to the consumer packaged goods industry. Mr. Hobbs is also a Director of the American Business Press. Until February, 1994, Boston Ventures owned approximately two-thirds of the equity interest in a partnership which owned the assets comprising the business of BPI. Mr. Hobbs has been a director of the Company since 1991.

     MAYNARD RABINOWITZ, age 55, is Vice Chairman, Finance, Administration and Legal Affairs and Secretary of the Company. Mr. Rabinowitz joined the Company's predecessor in 1989. Mr. Rabinowitz is also a part owner of certain of the Macfadden Companies. Mr. Rabinowitz has been a director of the Company since its inception in 1990.

     GERRY M. RITTERMAN, age 47, has been President of Ritterman Capital Incorporated since 1989 and since 1994, President of CLF Management Inc. and Chairman of Seybert Nicholas Printing Group, Cousins Printing L.P. and Chelsea Graphics Inc. Ritterman Capital Incorporated is a private investment company which invests primarily in publishing and printing companies. In 1994 Mr. Ritterman sold Music America Publishing, Inc., a publisher of directories and consumer titles in the music field. Mr. Ritterman has also served as a consultant to several publishers. Mr. Ritterman has been a director of the Company since 1993.

     ROGER WOOD, age 71, was President of Star Editorial, Inc. and Publication Director of Star from July, 1991 until March, 1997, when he became a consultant to the Company.

STOCKHOLDERS AGREEMENT

     Pursuant to the terms of the Stockholders Agreement, Messrs. Callahan, Boylan and Rabinowitz and Boston Ventures have agreed to vote their respective shares of Class A Stock and Class C Stock in concert to elect the following persons as directors of the Company: Peter J. Callahan, Michael J. Boylan, Maynard Rabinowitz, Iain Calder, Roy F. Coppedge III, Anthony J. Bolland, and such other independent directors as shall be selected and nominated with the agreement of Messrs. Callahan, Boylan and Rabinowitz and Boston Ventures. They have also agreed that any vacancy caused by the death, incapacity or resignation of Messrs. Callahan, Boylan, Rabinowitz or Calder will be filled by Messrs. Callahan, Boylan and Rabinowitz, or the successor, and any vacancy similarly caused with respect to Messrs. Bolland or Coppedge will be filled by Boston Ventures. As of May 26, 1997, Messrs. Callahan, Boylan and Rabinowitz and Boston Ventures collectively owned approximately 75.9% of the combined voting power of the Company's outstanding Common Stock.

     No family relationships exist between any of the executive officers or directors of the Company.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

                 COMPLIANCE WITH SECTION 16 UNDER THE 1934 ACT

     Under the securities laws of the United States, the Company's directors, executive officers and all persons owning beneficially more than ten percent of the Company's Class A Stock are required to file reports of their initial ownership of Common Stock and any changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange, Inc., and provide copies of these reports to the Company. Specific due dates have been established, and the Company is required to disclose in this Proxy Statement any known failure to file these reports by these dates.

     Based upon written representations of reporting persons and a review of copies of filed reports received by the Company, the Company believes all of these filing requirements were satisfied.

                      MEETINGS AND COMMITTEES OF THE BOARD

     During fiscal 1997, the Board of Directors held four meetings. Each director attended at least 75% of all of the Board meetings held while he was a director and the meetings of the committees on which he served.

     The Company's Board of Directors has established an Audit Committee consisting of Messrs. Hobbs, Dodge and Ritterman, none of whom is an employee of the Company or its subsidiaries. The Audit Committee oversees the procedures, scope and results of the annual audit and reviews the services provided by the Company's independent certified public accountants. The Audit Committee met once during fiscal 1997.

     The Company's Board of Directors has a standing committee to administer Company's Stock Option Plan. The members of this Committee are Messrs. Hobbs, Dodge and Ritterman. The Committee met once during fiscal 1997.

     The Company has an Executive Compensation Committee (known as the Executive Compensation Review Board) comprised of Messrs. Hobbs, Dodge and Ritterman. The purpose of this committee is to establish policies and guidelines concerning the compensation of Company's Chief Executive Officer and other executive officers of the Company. The Executive Compensation Review Board did not meet during fiscal 1997.

     The Company's Board of Directors does not have a standing nominating committee. The Board of Directors performs this function.

                             DIRECTOR COMPENSATION

     Directors who are also employees of the Company or any of its subsidiaries or partners of Boston Ventures do not currently receive any additional compensation for serving as a director or committee member or for attending Board or committee meetings. All other directors receive an annual retainer of $25,000, plus $2,500 for each Board meeting and committee meeting (held other than on the date of a Board meeting) attended. In addition, the Company reimburses all directors for travel and out-of-pocket expenses incurred in connection with Board or committee meetings and otherwise with respect to their duties as directors.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company and its subsidiaries to the Company's chief executive officer and its four other most highly compensated executive officers ("Named Executive Officers"), at March 31, 1997, for services rendered to the Company and its subsidiaries during the fiscal years 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                 ANNUAL COMPENSATION                  COMPENSATION
                                       ---------------------------------------   ----------------------
                                                                OTHER ANNUAL                                 ALL OTHER
                              FISCAL    SALARY       BONUS      COMPENSATION             SHARES            COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR       ($)         ($)            ($)           UNDERLYING OPTIONS           ($)
---------------------------   ------   ---------    -------    ---------------   ----------------------   ---------------
Peter J Callahan............   1997     350,000(1)  341,000(1)         -0-                   --               657,967(1)(2)
  Chairman, President, Chief   1996     350,000(1)      -0-            -0-                   --               657,818
  Executive Officer            1995     350,000(1)  487,585(1)         -0-                   --               657,654
Michael Boylan..............   1997     300,000(1)  170,500(1)         -0-                   --               282,679(1)(2)
  Vice Chairman, Publishing    1996     300,000(1)      -0-            -0-                   --               281,960
  Operations                   1995     300,000(1)  243,793(1)         -0-                   --               282,654
Maynard Rabinowitz..........   1997     300,000(1)  170,500(1)         -0-                   --               290,154(1)(2)
  Vice Chairman, Finance,      1996     300,000(1)      -0-            -0-                   --               289,500
  Administration and Legal     1995     300,000(1)  243,793(1)         -0-                   --               282,654
  Affairs, and Secretary
Anthony S. Hoyt.............   1997     500,000      30,232            -0-               25,000                21,389(2)
  Senior Vice President and    1996     442,308         -0-            -0-               50,000                12,834
  Publisher, National          1995         -0-         -0-            -0-                   --                   -0-
  Enquirer and Star
Iain Calder.................   1997     300,000         -0-            -0-                   --                30,858(2)
  Executive Vice President     1996     506,539         -0-            -0-                   --                45,481
                               1995     577,000         -0-            -0-                   --                21,670

---------------

(1) Includes management fees ("Management Fees") distributed by Macfadden L.P. as a component of compensation for serving as executive officers of the Company and its subsidiaries. The Compensation

    Committee adopted a five-year Senior Executive Compensation Plan ("Compensation Plan"), effective in fiscal 1995, which was approved by the Company's Stockholders at the 1994 Annual Meeting. The individuals eligible to participate in the Compensation Plan are Messrs. Callahan, Boylan and Rabinowitz (the "Participants"). Under the Compensation Plan, the Participants receive a base salary and a management fee. The base salaries are $350,000, $300,000 and $300,000, respectively, for Messrs. Callahan, Boylan and Rabinowitz. The management fee is divided into two components. The first component consists of cash payments of $650,000 to Mr. Callahan and $275,000 to each of Messrs. Boylan and Rabinowitz. The second component is based upon the Company's performance. If the company achieves more than $100 million of operating cash flow, for the applicable fiscal year, as defined in a Third Amended and Restated Credit Agreement dated as of November 10, 1994, (as amended from time to time) among American Media Operations, Inc. ("Operations"), a wholly-owned subsidiary of the Company, certain banks and The Chase Manhattan Corporation, as agent (the "Credit Agreement"), after adding back start-up costs of new projects (such as magazine launches) and deducting any acquired cash flows, the Participants named above will receive in the aggregate 4% of operating cash flow in excess of $100 million. The performance component is to be distributed as follows: Mr. Callahan -- 50%; Mr. Boylan -- 25%; and Mr. Rabinowitz -- 25%. Amounts payable as management fees under the Compensation Plan will not exceed any applicable limitations set forth in the documents governing the Company's financing arrangements.
(2) Includes Operation's profit-sharing contributions allocated under Operation's Employee Profit Sharing Plan ("Profit Sharing Plan"). For fiscal 1997, Messrs. Callahan, Boylan, Rabinowitz, Hoyt and Calder each received a contribution of $6,239. Also includes payments for life insurance of $1,728 for Mr. Callahan, $1,440 for Mr. Boylan, $1,440 for Mr. Rabinowitz, $3,150 for Mr. Hoyt and $4,804 for Mr. Calder.

EMPLOYMENT AGREEMENTS

     Effective December 1, 1995, and amended effective December 1, 1996, the Company entered into a new employment agreement with Mr. Calder. The agreement does not have a definite termination date, but either party may terminate the agreement by giving six months prior written notice to the other party. The agreement provides for a reduction in Mr. Calder's work schedule by approximately 50% and an annual base salary of $300,000. The agreement is terminable by the Company upon ten days' written notice for cause, which generally includes conviction of a felony, use of drugs or alcohol in a manner which, in the opinion of the Board of Directors, is injurious to the business or reputation of the Company; the willful or repeated failure to perform his duties and responsibilities; material dishonesty in financial dealings with or on behalf of the Company or any material breach of certain representations made therein by him. Mr. Calder is entitled to receive his base salary through the end of the month in which his employment is terminated prior to the end of the stated term by reason of death, or for cause. The employment agreement limits the ability of Mr. Calder to compete with the Company and its subsidiaries under certain circumstances. If the employment agreement is terminated by either party with six months prior written notice, Mr. Calder is to be employed as a Consultant to the Company at the rate of $100,000 per annum for a period of two years from the expiration of Mr. Calder's employment.

     The Company has entered into an employment agreement with Mr. Hoyt with a stated term ending May 1, 1998, and provides for an annual base salary of $500,000 and a bonus of five (5%) percent of increases in the annual net advertising revenues. The agreement is terminable by the Company upon five (5) days written notice for cause, which generally includes conviction of a felony, failure to perform material duties or obligations, or commission of any willful, malicious, grossly negligent or reckless act which is materially detrimental to the business or reputation of the Company. If Mr. Hoyt is so terminated he will be entitled to receive his base compensation and bonus through the effective date of termination. If Mr. Hoyt becomes disabled, as defined in the agreement, he is entitled to 50% of his base compensation until the disability ceases or the agreement terminates, whichever is earlier. If Mr. Hoyt voluntarily resigns during the term of the agreement, all benefits and payments shall cease on the date of resignation or upon the expiration of a benefit under an applicable benefit program. If the Company terminates the agreement without cause, Mr. Hoyt is entitled to salary benefits and bonus compensation for the year during which termination occurs, less any compensation and comparable benefits provided to him from any other source during the remainder of the term. The agreement also contains certain provisions relating to confidentiality and solicitation of employees or customers of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding grants of stock options made during the fiscal year ended March 31, 1997 to the Named Executive Officers:

                               INDIVIDUAL GRANTS

                                                                                                      POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED
                                                                                                         ANNUAL RATE OF
                                                                                                           STOCK PRICE
                                                  PERCENT OF TOTAL                                      APPRECIATION FOR
                                                 OPTIONS GRANTED TO                                      OPTION TERM(2)
                             NUMBER OF OPTIONS      EMPLOYEES IN      EXERCISE OR BASE   EXPIRATION   ---------------------
           NAME                 GRANTED(1)          FISCAL YEAR       PRICE PER SHARE       DATE        5%($)      10%($)
           ----              -----------------   ------------------   ----------------   ----------   ---------   ---------
Anthony S. Hoyt............       25,000                4.6%               $5.25          11/11/01       36,262      80,129

---------------

(1) The option grant set forth on this chart is exercisable in three (3) equal annual installments, commencing one year from the date of grant.
(2) The potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to applicable requirements of the Securities and Exchange Commission and do not represent a forecast of the future appreciation of the Company's Common Stock.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth the value of options held by the Named Executive Officers at year-end measured in terms of the closing price of the Company's Common Stock on March 31, 1997 which was $5.875. To date, Messrs. Callahan, Boylan, Rabinowitz and Calder have not participated in the Company's Stock Option Plan.

                                                                         NUMBER OF
                                                                        SECURITIES        VALUE OF
                                                                        UNDERLYING       UNEXERCISED
                                                                        UNEXERCISED     IN-THE-MONEY
                                                                        OPTIONS AT       OPTIONS AT
                                                                         FY-END(#)        FY-END($)
                                              SHARES        VALUE      -------------    -------------
                                            ACQUIRED ON    REALIZED    EXERCISABLE/     EXERCISABLE/
                   NAME                     EXERCISE(#)      ($)       UNEXERCISABLE    UNEXERCISABLE
                   ----                     -----------    --------    -------------    -------------
Anthony S. Hoyt...........................       0            0        16,667/58,333     2,083/19,792

COMPENSATION COMMITTEE REPORT

     The Company's compensation policies are determined by the Executive Compensation Review Board (the "Compensation Committee") and the Stock Option Committee, each comprised of three of the Company's outside directors. The Compensation Committee submits the following report for fiscal 1997:

     The Company's executive compensation programs cover executive officers who are primarily responsible for formulating and carrying out the long range plans of the Company. The program has the following two primary objectives: (1) provide market competitive compensation to attract and retain key management personnel; and (2) provide incentives to promote the best interests and future profitability of the Company.

     The Company has established a competitive level of compensation based on information drawn from a variety of sources, including industry surveys, proxy statements and industry consultants as well as the Peer Group as defined in the Performance Graph ("Peer Group"). The Peer Group includes publishers of periodicals or newspapers, many of which have a national distribution.

     The three components to the Company's executive compensation program are base salary, long-term incentive compensation, and annual incentive compensation and management fees. Base salaries are designed to be competitive with comparable companies and to reflect job responsibilities and individual performance. Long-term incentive compensation is based on the assessment by the Company of the desirability to supplement salary and other annual compensation of specific executive officers and key employees with incentives in the form of stock option grants under the Company's Stock Option Plan. Annual incentive compensation (bonuses) is similarly based upon the profitability of the Company and individual performance. Management fees are paid to compensate the Company's Chairman and two Vice Chairmen for their efforts in the management of the Company and its subsidiaries.

     In 1994, the Compensation Committee adopted, and the Company's stockholders approved the Compensation Plan. The Compensation Plan is intended to prevent the loss of the federal income tax deductions available to the Company for the amount of any compensation in excess of $1,000,000 paid to the Company's Chairman and two Vice Chairmen. In accordance with the Compensation Plan, the compensation paid to these officers under the 1997 executive compensation program qualified for federal income tax deduction by the Company. In adopting the Compensation Plan and in addition to the tax implications described above, the Compensation Committee considered, without quantifying any of these factors, the collective managerial performance of the Chairman and two Vice Chairmen, including the Company's growth in net earnings per share in past fiscal years, cost containment efforts and other efforts to improve operating results, as well as the Chairman and Vice Chairmen's continued contributions to the growth of the Company through launching of new magazines and engaging in other related ventures.

     The individuals eligible to participate in the Compensation Plan are Messrs. Callahan, Boylan and Rabinowitz (the "Participants"). Under the Compensation Plan, the Participants receive a base salary and a management fee. The base salaries are $350,000, $300,000 and $300,000, respectively, for Messrs. Callahan, Boylan and Rabinowitz. The management fee is paid through Macfadden L.P. and divided into two components. The first component is fixed and consists of cash payments of $650,000 for the benefit of Mr. Callahan and $275,000 for the benefit of each of Messrs. Boylan and Rabinowitz. The second component is based upon the Company's performance. If the Company achieves more than $100 million of operating cash flow, as defined in the Third Amended and Restated Credit Agreement dated as of November 10, 1994, (as amended from time to time) among Operations, certain banks and the Chase Manhattan Corporation, as agent, for the applicable fiscal year, after adding back start-up costs of new projects (such as magazine launches) and deducting any acquired cash flows, the Participants will receive in the aggregate 4% of operating cash flow in excess of $100 million. The performance component is distributed as follows: Mr. Callahan -- 50%; Mr. Boylan -- 25%; and Mr. Rabinowitz -- 25%. Total amounts payable as management fees under the Compensation Plan for fiscal 1997 amounted to $1,882,000 and was within any applicable limitations set forth in the documents governing the Company's financing arrangements.

     Prior to fiscal 1995, the base salaries of the Company's Chairman and two Vice-Chairmen had not increased since fiscal 1991 and were considerably below competitive base salaries for executive officers of similar rank and responsibilities in the Peer Group. Notwithstanding the management fees and the increase in base salaries which are determined in accordance with the Compensation Plan, the total compensation for fiscal 1997 for the Company's Chairman and two Vice-Chairmen was competitive with the total compensation for executives of similar rank and responsibilities in the Peer Group, especially after considering the fact that the Company's Chairman and two Vice-Chairmen have not received any form of incentive stock compensation. A review of the compensation of executive officers of the Peer Group also confirmed that base salaries paid to the other two executive officers of the Company named in the "Summary Compensation Table" generally fell within the competitive ranges of total cash compensation paid to top editorial and operating executive officers within the Peer Group.

     For fiscal 1997, Peter Callahan, the Company's Chief Executive Officer, was paid $350,000 in base salary, $991,000 in management fees, and $6,239 in long-term incentive compensation as a contribution under the Profit Sharing Plan. As discussed above, other than the Profit Sharing Plan contribution, the other amounts were determined pursuant to the Compensation Plan. No incentive stock compensation was awarded to Mr. Callahan or the Vice Chairmen of the Company.

Steven B. Dodge
Gerald S. Hobbs
Gerry M. Ritterman

                               PERFORMANCE GRAPH

     The graph below compares the five year cumulative total returns, including reinvestment of dividends, of the Company's Class A Stock with the companies in the Standard & Poors (S&P) 500 Index and with eight peer group companies which include: Central Newspapers, Lee Enterprises, Inc., McClatchy Newspapers, Media General, Inc., Meredith Corp., Multimedia, Inc., (acquired January, 1996) Park Communications, Inc. (acquired June, 1995) and Playboy Enterprises, Inc. (collectively referred to herein as the "Peer Group"). The Peer Group consists of publishers of periodicals or newspapers, many of which have a national distribution, with a market capitalization between $100 million and $1 billion. The comparison is based on an assumed $100 investment on March 31, 1992 in the Company's Class A Stock.

                          TOTAL RETURN TO STOCKHOLDERS

         MEASUREMENT PERIOD                AMERICAN        S&P 500 IN-
        (FISCAL YEAR COVERED)            MEDIA, INC.           DEX            PEER GROUP
1992                                             100.00            100.00            100.00
1993                                              92.96            115.23            116.16
1994                                              89.90            116.93            123.82
1995                                              79.31            135.13            147.36
1996                                              40.35            178.51            189.77
1997                                              65.39            213.89            218.79

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For information on the payment by the Company of management fees to certain executive officers of the Company during fiscal 1997, see Footnote 1 to the "Summary Compensation Table."

     With the net proceeds derived from a May 1992 offering of 135,000 Units, each consisting of one Zero Coupon Note of Operations, in the face amount of $1,000 and 36 warrants (the "Warrants") to acquire the Company's Class A Stock, the Company acquired 4,860,000 warrants (the "Partnership Warrants") from GP Group Acquisition Limited Partnership, L.P. ("Acquisition Partnership") for approximately $12.9 million.

The Partnership Warrants provided for the purchase of the same number of shares of the Company Common Stock from Boston Ventures and Macfadden L.P. and certain other former partners of Acquisition Partnership as are purchasable under the Warrants with terms substantially identical to those of the Warrants. This would have permitted the Company to use the shares obtained from exercising the Partnership Warrants to cover the exercise of the Warrants in a non-dilutive manner. Pursuant to the terms of the Stockholders Agreement relating to the termination of Acquisition Partnership, Boston Ventures and Macfadden L.P. placed 8,913,022 shares of Class C Stock in escrow to satisfy their obligations in connection with the Partnership Warrants. This total includes an additional 4,113,018 shares of Class C Stock placed in escrow as a result of the dilutive effect on the Warrants of the January 3, 1995 payment of a Special Dividend of $7.00 per share to all of the Company's shareholders. On March 20, 1997, Macfadden L.P. effected a current distribution of all its shares of Common Stock, consisting of 339,859 shares of Class A Stock and 8,335,597.2 shares of Class C Stock, to Messrs. Callahan, Boylan and Rabinowitz, its general partners. In connection, therewith, Messrs. Callahan, Boylan and Rabinowitz agreed to guarantee the obligations of Macfadden L.P. under the Partnership Warrants should Macfadden L.P. default on any such obligations, and they placed their shares of Common Stock in escrow to satisfy their obligations under such guarantee. On May 25, 1997, the Partnership Warrants expired unexercised and all shares held in escrow were returned to their respective owners.

     Beginning April 1, 1997, Roger Wood became a consultant to the Company for a period of eighteen months at an annual compensation of $100,000.

     To obtain volume discounts, the Company purchases paper from suppliers on behalf of its subsidiaries as well as the Macfadden Companies. The Macfadden Companies reimburse the Company for the cost of such paper on a timely basis. In fiscal 1997, the Company and its subsidiaries were reimbursed approximately $881,000 for paper purchased on behalf of the Macfadden Companies. The Macfadden Companies also employed the Company and its subsidiaries as its advertising sales representative in New York and Chicago, for which the Macfadden Companies paid to the Company and its subsidiaries approximately $29,000 for fiscal 1997.

     During fiscal 1997, the Company leased office facilities for its sales and syndication personnel in Chicago from the Macfadden Companies. In fiscal 1997, Operations paid to the Macfadden Companies approximately $32,000 in connection with the Chicago lease. The Company and its subsidiaries believe that the transactions discussed herein with the Macfadden Companies were on terms substantially similar to those available from non-affiliates and were fair to the Company and its subsidiaries from a financial point of view.

                                   PROPOSAL 2

            APPROVAL OF AMENDMENT OF THE COMPANY'S STOCK OPTION PLAN

     The American Media, Inc. Stock Option Plan (the "Plan") was adopted by the Company's Board of Directors on October 30, 1991, and became effective on August 13, 1992 after approval by the stockholders of Company. On May 20, 1993, the Board of Directors adopted, subject to stockholder approval, an amendment to the Plan to remove independent contractors who are hired by the Company or a subsidiary of the Company to provide consulting services from the class of participants to whom stock options under the Plan may be granted. No stock options had been or were contemplated to be granted by the Committee to this class of participants. This amendment became effective on August 10, 1993 after approval by the stockholders of Company. No other amendments have been made to the Plan.

     The purpose of the Plan is to attract and retain key employees of the Company and its present and future subsidiaries and to encourage these persons to secure or increase on reasonable terms their stock ownership in the Company. The Board of Directors of the Company believes that the granting of stock options under the Plan will promote continuity of management and increased incentive and personal interest in the welfare of Company and aid in securing its continued growth and financial success by those who are or may become primarily responsible for formulating and carrying out the long range plans of the Company.

     The Company's Board of Directors has determined that there are not a sufficient number of shares which may be currently issued under the Plan to accomplish the above purposes. On May 21, 1997 the Board of Directors adopted, subject to stockholder approval, an amendment to the Plan increasing the number of shares of Class A Stock which may be issued under the Plan from 2,200,000 to 3,200,000. Other than this change, no other change has been made to the Plan. The proposed amendment in no way changes the Plan as amended and restated.

     The following is a summary of the Plan, as amended and restated, including the proposed amendment.

STOCK SUBJECT TO THE PLAN

     A maximum of 3,200,000 shares of Class A Stock (subject to adjustment as described below) may be issued or sold upon the exercise of options pursuant to the Plan. These shares may be newly issued or shares reacquired by the Company in the open market. If an option expires or terminates without having been exercised in full, unpurchased shares subject to the option will be available for reissuance under the Plan. Participants are not entitled to any rights as stockholders until a certificate is issued for the shares.

     If the outstanding shares of Class A Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through a stock dividend, stock-split, reorganization, recapitalization, combination of shares, sale of assets, or merger or consolidation in which the Company is the surviving corporation, each share covered by the option and shares reserved for issuance under the Plan will be equally adjusted. The Committee (defined below) has sole discretion to determine whether any other change equitably requires an adjustment in the number or kind of shares subject to each outstanding option. The option price for each share prior to substitution or adjustment will be the option price for all shares of stock or other securities exchanged for such share or to which such share has been adjusted.

ADMINISTRATION AND ELIGIBILITY

     The Plan is administered by a committee consisting of two or more disinterested directors appointed annually by the Board of Directors (the "Committee"). The Committee has complete authority to interpret the Plan, prescribe and amend rules relating to it and make all other decisions necessary or advisable for its administration.

     The Committee determines the participants to whom, and the times and prices at which, options shall be granted, the periods during which options shall be exercisable, the number of shares of Class A Stock subject to options, whether options will be incentive stock options (as defined in Section 422(b) of the Internal Revenue Code), non-incentive stock options or a combination of both, and all other terms of the options.

     Options may be granted to key employees and directors of the Company or a subsidiary, including officers and non-employee directors, and to employees of an acquired subsidiary ("acquisition options"), if any, in exchange for options to purchase securities of the acquired company. The Committee may consider the nature of the service rendered by the Participants and their present and potential contributions to the Company in determining awards. The class of eligible participants consists of approximately 500 persons, including 16 executive officers and 4 non-employee directors. Non-employee directors who are members of the Committee are not eligible to receive stock options.

     Incentive stock options may be granted only to key employees (including officers and directors) of the Company or a subsidiary. The aggregate fair market value of shares of Class A Stock for which any Participant may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed $100,000.

     Since the granting of options is within the sole discretion of the Committee, the benefits or amounts to be received or allocated to each of the classes of persons eligible for receipt of such options cannot be determined. See "Options Granted" for the number and distribution of stock options granted by the Committee.

OPTION PRICE

     The exercise price for each option is determined by the Committee when options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of a share of Class A Stock on the date the option is granted, or 110% of such fair market value if the Participant owns more than 10% of the total combined voting power of all classes of common stock of the Company ("10% Participants"). The option price of a non-incentive stock option may not be less than 75% of the fair market value of a share of Class A Stock on the date the option is granted. Acquisition options may have such option prices as the Committee deems appropriate.

     If the fair market value of the Class A Stock declines below the exercise price set forth in any option, the Committee may at any time, upon approval of the Board of Directors of the Company, adjust, reduce, cancel or regrant any unexercised option it deems to be for the benefit of the Participant.

     The closing price of the Class A Stock on the New York Stock Exchange on June 19, 1997, was $6.375.

EXERCISE OF OPTIONS

     Options may be exercised in installments as the Committee determines. Unless otherwise determined, an option may not be exercised prior to the first anniversary of the date of grant, and will become cumulatively exercisable at a rate of one-third of the shares subject to the options per year commencing one year after the date of the grant until the option is exercisable in full. Options expire no later than 10 years from the grant date (5 years for incentive stock options granted to 10% Participants). No option may be exercised prior to the six-month anniversary of the grant date.

     Options may be exercised in whole or in part by delivering to the Company a written notice of exercise. Payment may be made by cashier's check, by delivery of shares of Class A Stock previously owned by the Participant, or by a combination of cash and shares. Payment made in shares of Class A Stock will be valued at the fair market value on the date of exercise. The Committee may also provide for the "cashless exercise" of options. Upon payment of the option price, shares issued upon exercise of the option will be fully-paid and nonassessable.

ASSIGNMENT, DEATH AND TERMINATION OF EMPLOYMENT

     Options are not transferable other than by will or the laws of descent and distribution and may be exercised only by the Participant during the Participant's lifetime. If a Participant dies or becomes permanently disabled while in the employ of the Company, or retires on or after his 62nd birthday, his options become immediately exercisable in full and will terminate upon the earliest to occur of (i) the six-month anniversary of death or permanent disability, (ii) the six-month anniversary of retirement (three months for incentive stock options), or (iii) the expiration date of the option. The exercise of an option after the death of a Participant is conditioned upon delivery to the Company of such tax waivers and other documents as the Committee may determine.

     If a Participant's employment is terminated for any reason other than death, disability or retirement at or after age 62, his options will terminate upon the earlier to occur of 30 days following the date of termination or the expiration date of the option, and may be exercised prior thereto only to the extent the option was exercisable on the date of termination.

     In the event of the dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving corporation, all outstanding options shall terminate.

AMENDMENT AND TERMINATION OF THE PLAN; ADJUSTMENT

     The Board of Directors may terminate the Plan at any time, but in no event shall the Plan terminate later than August 15, 2002. The Board may amend the Plan at any time, except that it must have the approval of the Company's stockholders to (i) increase the number of shares of Class A Stock for which options may be granted under the Plan except as permitted under the antidilution provisions summarized above, (ii) change the class of persons eligible to participate in the Plan, (iii) change the manner of determining the option prices in a manner which would result in a decrease in the option price or (iv) extend the period during which an option may be granted or exercised. No termination or amendment of the Plan may adversely affect the rights of a Participant under an outstanding option, without the consent of the Participant.

U.S. FEDERAL INCOME TAX INFORMATION

     The following is a brief summary of certain U.S. federal income tax consequences of transactions under the Plan based on the U.S. federal income tax laws currently in effect. This summary is not intended to be exhaustive and does not describe foreign, state, or local, estate, gift or inheritance tax consequences.

U.S. RESIDENTS

     The grant of an option creates no tax consequences for a Participant or Group. A Participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply) and the Company will receive no deduction at that time. Upon exercising a non-incentive stock option, the Participant will generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable stock acquired on the date of exercise and the Company will be entitled to a deduction equal in amount. Upon such exercise, the Participant must make such arrangements with the Company with respect to withholding taxes as the Committee may determine.

     A Participant's disposition of shares acquired upon the exercise of an option generally will result in short-term or long-term capital gain or loss (unless shares issued pursuant to the exercise of an incentive stock option are disposed of within two years after the date of grant of the incentive stock option or within one year after the transfer of the shares to the Participant) measured by the difference between the sale price and the Participant's tax basis in such shares. Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired under an option, except that the Company will be entitled to a deduction (and the Participant will recognize ordinary taxable income) if shares acquired upon exercise of an incentive stock option are disposed of before the applicable incentive stock option holding periods have been satisfied.

     Different tax rules may apply with respect to Participants who are subject to Section 16 of the 1934 Act when they acquire stock in a transaction deemed to be a nonexempt purchase under that statute or within six months of an exempt grant of an option under the Plan.

NONRESIDENT ALIENS

     A Participant who is not a United States citizen and is not deemed to be a resident of the United States for purposes of U.S. federal income taxation, generally will not be subject to U.S. taxation upon the grant or exercise of an option or upon the sale of the shares received upon exercise of the option, provided that the option was granted solely for services rendered outside the United States. A nonresident alien Participant who performs services in the United States may be subject to taxation with respect to options granted for such services.

OPTIONS GRANTED

     As of May 31, 1997, incentive options for the purchase of 1,923,400 shares of Class A Stock at prices ranging from $4.00 per share to $7.25 per share have been granted, of which 1,686,000 remain outstanding, under the Plan to approximately 175 employees. Of these options, none have been granted to any nonemployee directors, 514,000 options have been granted to all executive officers as a group and options have been granted to one executive officer named in the Summary Compensation Table (See "OPTION GRANTS IN LAST FISCAL YEAR").

         MANAGEMENT OF THE COMPANY AND THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR APPROVAL OF THE AMENDMENT TO THE STOCK OPTION PLAN

                                   PROPOSAL 3

     RATIFICATION OF SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee of the Board of Directors, Arthur Andersen LLP, independent certified public accountants, has been selected by the Board of Directors to continue to act as the Company's auditors for the fiscal year ending March 30, 1998, and to perform such other services as may be required of them. Representatives of Arthur Andersen LLP will be present at the 1997 Annual Meeting of Stockholders and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions raised at the meeting.

        MANAGEMENT OF THE COMPANY AND THE BOARD OF DIRECTORS RECOMMEND A
                             VOTE FOR RATIFICATION.

                           PROPOSALS BY STOCKHOLDERS

     Proposals by stockholders intended to be presented at the 1998 Annual Meeting must be received by the Secretary of the Company at the Company's executive offices 600 East Coast Avenue, Lantana, Florida 33464, no later than February 26, 1998, for inclusion in the Proxy Statement relating to that meeting.

                                 OTHER MATTERS

     The cost of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but may also be solicited by directors, officers and other employees of the Company personally or by telephone, telecopy, or otherwise. The Company has hired Chemical Mellon Shareholder Services LLC, its transfer agent, to coordinate the solicitation of proxies for a fee of approximately $3,000 plus expenses. The Company will also reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

     The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any items of business at the Annual Meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

                                            By Order of the Board of Directors

                                            MAYNARD RABINOWITZ
                                            Secretary

Lantana, Florida
June 27, 1997

                                                                      APPENDIX A

                              AMERICAN MEDIA, INC.

                     AMENDED AND RESTATED STOCK OPTION PLAN

1. PURPOSE.

     The purpose of this Stock Option Plan (the "Plan") is to induce key personnel, including employees, officers and directors, to remain in the employ or service of AMERICAN MEDIA, INC. (the "Company") and its present and future subsidiary corporations ("Subsidiaries"), to attract new key personnel and to encourage such key personnel to secure or increase on reasonable terms their stock ownership in the Company. The Board of Directors of the Company (the "Board") believes that the granting of stock options ("Options") under the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company and aid in securing its continued growth and financial success by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company. Options granted hereunder are intended to be either (a) "incentive stock options" (which term, when used herein, shall have the meaning ascribed thereto by the provisions of
Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or
(b) options which are not "incentive stock options" ("non-incentive stock options") or (c) a combination thereof, as determined by the Committee (the "Committee") referred to in Section 5 hereof at the time of the grant thereof.

2. EFFECTIVE DATE OF THE PLAN.

     The Plan shall become effective on October 30, 1991, or as soon thereafter as all necessary shareholder and regulatory approvals and filings shall have been obtained or made. Options may be granted under the Plan subject to receipt of such approval.

3. STOCK SUBJECT TO PLAN.

     3,200,000 of the authorized but unissued shares of the Class A common stock, $.01 par value per share, of the Company (the "Common Stock") are hereby reserved for issue upon the exercise of Options; provided, however, that the number of unissued shares so reserved may from time to time be reduced to the extent that a corresponding number of issued and outstanding shares of the Common Stock are purchased by the Company and set aside for issuance upon the exercise of Options. If any Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan.

4. ADMINISTRATION.

     The Plan shall be administered by the Committee. The Committee shall have complete authority, in its discretion, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the option agreements or certificates which evidence Options, to determine the individuals (the "Participants") to whom and the times and the prices at which Options shall be granted, the periods during which Options shall be exercisable, the number of shares of the Common Stock to be subject to Options and whether Options shall be incentive stock options or non-incentive stock options and to make all other determinations necessary or advisable for the administration of the Plan. In making such determinations, the Committee may take into account the nature of the services rendered by the respective

Participants, their present and potential contributions to the success of the Company and the subsidiaries and such other factors as the Committee in its discretion shall deem relevant. The Committee's determination on the matters referred to in this Section 4 shall be conclusive. Any dispute or disagreement which may arise under or as a result of or with respect to any Option shall be determined by the Committee, in its sole discretion, and any interpretations by the Committee of the terms of any Option shall be final, binding and conclusive.

5. COMMITTEE.

     The Committee shall consist of two or more members of the Board, all of whom shall be "disinterested persons" within the meaning of Rule 16b-3(c)(2) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee shall be appointed annually by the Board, which may at any time and from time to time remove any members of the Committee, with or without cause, appoint additional members to the Committee and fill vacancies, however caused, in the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a duly called meeting of the Committee at which a quorum is present. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

6. ELIGIBILITY.

     An Option may be granted only to (1) key employees of the Company or a Subsidiary (including officers and/or directors), (2) directors of the Company who are not employees or officers of the Company or a Subsidiary, and (3) employees of a corporation which has been acquired by the Company or a Subsidiary, whether by way of exchange or purchase of stock, purchase of assets, merger or reverse merger, or otherwise, who hold options with respect to the stock of such corporation which the Company has agreed to assume; provided, however, that an Option which is an incentive stock option may be granted only to key employees (including officers and/or directors) of the Company or a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code.

7. OPTION PRICES.

     A. Except as otherwise provided in Section 21 hereof, the initial per share option price of any Option which is an incentive stock option shall not be less than the fair market value of a share of the Common Stock on the date such Option is granted; provided, however, that, in the case of a Participant who owns more than 10% of the total combined voting power of all classes of stock of the Company at the time an Option which is an incentive stock option is granted to him, the initial per share option price shall not be less than 110% of the fair market value of a share of the Common Stock on the date such Option is granted.

     B. Except as otherwise provided in Section 21 hereof, the initial per share option price of any Option which is a non-incentive stock option shall not be less than 75% of the fair market value of a share of the Common Stock on the date such Option is granted.

     C. For all purposes of the Plan, the fair market value of a share of the Common Stock on any date shall be determined in good faith by the Committee.

8. OPTION TERM.

     Participants shall be granted Options for such term as the Committee shall determine, not in excess of ten years from the date of the granting thereof; provided, however, that, except as otherwise provided in Section 21 hereof, in the case of a Participant who owns more than 10% of the total combined voting power of all classes of stock of the Company at the time an Option which is an incentive stock option is granted to him, the term with respect to such Option shall not be in excess of five years from the date of the granting thereof.

9. LIMITATION ON AMOUNT OF INCENTIVE STOCK OPTIONS GRANTED.

     Except as otherwise provided in Section 21 hereof, the aggregate fair market value of the shares of the Common Stock for which any Participant may be granted incentive stock options which are exercisable for the first time in any calendar year (whether under the terms of the Plan or any other stock option plan of the Company) shall not exceed $100,000.

10. EXERCISE OF OPTIONS.

     A. A Participant may exercise each Option granted to him in such installments as the Committee shall determine at the time of the grant thereof, provided, however, that, unless the Committee shall otherwise determine, a Participant may not exercise an Option prior to the first anniversary of the date of the granting of an Option to him and a Participant may (i) during the period commencing on the first anniversary of the date of the granting of an Option to him and ending on the day preceding the second anniversary of such date, exercise such Option with respect to one-third of the shares granted thereby, (ii) during the period commencing on such second anniversary and ending on the day preceding the third anniversary of the date of the granting of such Option, exercise such Option with respect to two-thirds of the shares granted thereby and (iii) during the period commencing on such third anniversary, exercise such Option with respect to all of the shares granted thereby; provided, further, however, that notwithstanding any other provisions of the Plan to the contrary, no option shall be exercisable until the date which is six months after the date on which such Option is granted.

     B. Except as hereinbefore otherwise set forth, an Option may be exercised either in whole at any time or in part from time to time.

     C. An option may be exercised only by a written notice of intent to exercise such Option with respect to a specific number of shares of the Common Stock and payment to the Company of the amount of the option price for the number of shares of the Common Stock so specified; provided, however, that all or any portion of such payment may be made in kind by the delivery of shares of the Common Stock having a fair market value on the date of delivery equal to the portion of the option price so paid; provided, further, however, that, subject to the requirements of Regulation T (as in effect from time to time) promulgated under the Exchange Act, the Committee may implement procedures to allow a broker chosen by a Participant to make payment of all or any portion of the option price payable upon the exercise of an Option and to receive, on behalf of such Participant, all or any portion of the shares of the Common Stock issuable upon such exercise.

11. TRANSFERABILITY.

     No Option shall be assignable or transferable except by will and/or by the laws of descent and distribution and, during the life of any Participant, each Option granted to him may be exercised only by him.

12. TERMINATION OF SERVICE.

     In the event a Participant leaves the employ or service of the Company and the Subsidiaries for any reason other than death, retirement on or subsequent to his 62nd birthday or permanent disability, whether voluntarily or otherwise, each Option granted to him shall, to the extent it is exercisable on the date of such termination of employment or service, terminate upon the earlier to occur of (i) the expiration of 30 days after such termination of employment or service or (ii) the expiration date specified in such Option. In the event a Participant's employment or service with the Company and the Subsidiaries terminates by reason of his death or permanent disability or by reason of his retirement on or subsequent to his 62nd birthday, each Option granted to him shall become immediately exercisable in full and shall terminate (i) in the case of a non-incentive stock option, upon the earlier to occur of (A) the expiration of six months after the date of such death or permanent disability or such retirement or (B) the expiration date specified in such Option, and (ii) in the case of an incentive stock option, upon the earlier to occur of (A) the expiration of six months after the date of such death or permanent disability,
(B) the expiration of three months after the date of such retirement, or (C) the expiration date specified in such Option.

13. ADJUSTMENT OF NUMBER OF SHARES.

     In the event that a dividend shall be declared upon the Common Stock payable in shares of the Common Stock, the number of shares of the Common Stock then subject to any Option and the number of shares of the Common Stock reserved for issuance in accordance with the provisions of the Plan but not yet covered by Options shall be adjusted by adding to each share the number of shares which would be distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend. In the event that the outstanding shares of the Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then, there shall be substituted for each share of the Common Stock then subject to any Option and for each share of the Common Stock reserved for issuance in accordance with the provisions of the Plan but not yet covered by Options, the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchanged. In the event that there shall be any change, other than as specified in this Section 13, in the number or kind of outstanding shares of the Common Stock, or of any stock or other securities into which the Common Stock shall have been changed, or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares then subject to any Option and the number or kind of shares reserved for issuance in accordance with the provisions of the Plan but not yet covered by Options, such adjustment shall be made by the Committee and shall be effective and binding for all purposes. In the case of any substitution or adjustment in accordance with the provisions of this Section 13, the option price in each Option for each share covered thereby prior to such substitution or adjustment shall be the option price for all shares of stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted in accordance with the provisions of this Section 13. No adjustment or substitution provided for in this Section 13 shall require the Company to sell a fractional share under any Option. In the event of the dissolution or liquidation of the Company, or a merger or consolidation in which the Company in not the surviving corporation, all outstanding Options shall terminate.

14. PURCHASE FOR INVESTMENT, WITHHOLDING AND WAIVERS.

     A. Unless the shares to be issued upon the exercise of an Option by a Participant shall be registered prior to the issuance thereof under the Securities Act of 1933, as amended, such Participant will be required, as a condition of the Company's obligation to issue such shares, to give a representation in writing that he in acquiring such shares for his own account as an investment and not with a view to, or for sale in connection with, the distribution of any thereof.

     B. In the event of the death of a Participant, a condition of exercising any Option shall be the delivery to the Company of such tax waivers and other documents as the Committee shall determine.

     C. Each Participant shall be required, as a condition of exercising any non-incentive stock option, to make such arrangements with the Company with respect to withholding taxes as the Committee may determine.

15. NO SHAREHOLDER STATUS.

     Neither any Participant nor his legal representatives, legatees or distributees shall be or be deemed to be the holder of any share of the Common Stock covered by an Option unless and until a certificate for such share has been issued. Upon payment of the purchase price thereof, a share issued upon exercise of an Option shall be fully paid and non-assessable.

16. NO RESTRICTIONS ON CORPORATE ACTS.

     Neither the existence of the Plan nor any Option shall in any way affect the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

17. DECLINE IN MARKET PRICE.

     In the event that the fair market value of the Common Stock declines below the option price set forth in any Option, the Committee may, at any time, adjust, reduce, cancel and regrant any unexercised option or take any similar action it deems to be for the benefit of the Participant in light of the declining fair market value of the Common Stock; provided, however, that none of the foregoing actions may be taken without the prior approval of the Board.

18. NO EMPLOYMENT RIGHT.

     Neither the existence of the Plan nor the grant of any Option shall require the Company or any Subsidiary to continue any Participant in the employ or other service of the Company or such Subsidiary.

19. AMENDMENT OF THE PLAN.

     The Board may at any time make such modifications of the Plan as it shall deem advisable; provided, however, that the Board may not without further approval of shareholders representing a majority of the outstanding shares of the Common Stock present in person or by proxy at any special or annual meeting of the shareholders increase the number of shares of the Common Stock as to which Options may be granted under the Plan (as adjusted in accordance with the provisions of Section 13 hereof), or change the class of persons eligible to participate in the Plan or change the manner of determining the option prices which would result in a decrease in the option price, or extend the period during which an Option may be granted or exercised. No termination or amendment of the Plan may, without the consent of the Participant to whom any option shall theretofore have been granted, adversely affect the rights of such Participant under such Option.

20. EXPIRATION AND TERMINATION OF THE PLAN.

     The Plan shall terminate on August 15, 2002, or at such earlier time as the Board shall determine. Options may be granted under the Plan at any time and from time to time prior to its termination. Any Option outstanding under the Plan at the time of the termination of the Plan shall remain in effect until such Option shall have been exercised or shall have expired in accordance with its terms.

21. OPTIONS GRANTED IN CONNECTION WITH ACQUISITIONS.

     In connection with the acquisition by the Company or a Subsidiary of another corporation which will become a Subsidiary or division of the Company (such corporation being hereafter referred to as an "Acquired Subsidiary"), Options may be granted to employees and other personnel of an Acquired Subsidiary in exchange for then outstanding options to purchase securities of the Acquired Subsidiary. Such Options may be granted at such option prices, may be exercisable immediately or at any time or times either in whole or in part, and may contain such other provisions not inconsistent with the Plan, as the Committee, in its discretion, shall deem appropriate at the time of the granting of such Options.

22. COMPANY'S PERFORMANCE.

     Anything in the Option or Plan notwithstanding, the Company shall not be obligated to issue shares pursuant to any Options until all regulatory and legal compliance has been effectuated in the judgment of the Company in its own discretion, and any failure to obtain such compliance by the Company shall not be deemed a breach of the Plan.

                                                                      APPENDIX B

--------------------------------------------------------------------------------

                     REVOCABLE PROXY - CLASS A COMMON STOCK
                              AMERICAN MEDIA, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                August 13, 1997

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Richard W. Pickert and Peter A. Nelson as proxies each with full powers of substitution to act, as attorneys and proxies for the undersigned, to vote all shares of Class A Common Stock of American Media, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at The Ritz Carlton Hotel, 100 South Ocean Boulevard, Manalapan, Florida, on Wednesday, August 13, 1997 at 9:30 a.m., local time, and at any postponement or adjournment thereof, as stated on the reverse side.

        THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED HEREIN. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1, TO APPROVE AN AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN WHICH IS PROPOSAL 2, AND FOR RATIFICATION OF THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTANTS WHICH IS PROPOSAL 3, AND ON OTHER MATTERS PRESENTED FOR A VOTE, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS ACTING UNDER THIS PROXY. IN THE EVENT ANY NOMINEE FOR ELECTION AS DIRECTOR BECOMES UNAVAILABLE TO SERVE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BALANCE OF THOSE NAMED AND A SUBSTITUTE SELECTED BY THE BOARD OF DIRECTORS.

        Each stockholder giving a proxy has the power to revoke it any time before it is voted, either in person at the Annual Meeting, by written notice to the Secretary of American Media, Inc. or by delivery of a later-dated proxy. Attendance at the annual Meeting without further action will not automatically revoke a proxy.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

                                                                                                                   Please mark
                                                                                                                   your votes as [X]
                                                                                                                   indicated in
                                                                                                                   this example


                       PROPOSAL 1                                                             PROPOSAL 2
To elect as directors of American Media, Inc. all of the         To approve an amendment to the American Media, Inc. Stock
following nominees: Messrs. Barry Baker, Anthony J.              Option Plan.
Bolland, Michael J. Boylan, Iain Calder, Peter J. Callahan,
Roy F. Coppedge, III, Steven B. Dodge, Gerald S. Hobbs,
Maynard Rabinowitz, Gerry M. Ritterman and Roger Wood
(except as written contrary below).
                   FOR    WITHHELD FOR ALL                                           FOR     AGAINST     ABSTAIN
                   [ ]          [ ]                                                  [ ]       [ ]         [ ]

FOR, except vote withheld from
                                                                                              PROPOSAL 3
--------------------------------------------------------         To ratify the selection of Arthur Andersen LLP as independent public accountants for the fiscal year ending March 30, 1998.
--------------------------------------------------------


                                                                                     FOR     AGAINST     ABSTAIN
                                                                                     [ ]       [ ]         [ ]

                                                                     OTHER BUSINESS
                                                                     In their judgment, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.


                                                                     Please sign exactly as your name appears on this card. When signing as attorney-in-fact, personal or legal representative, executor, administrator, trustee or guardian, please give your full title. When shares are held by joint tenants, both should sign.

                                                                     Signature:                                 Date:
                                                                               --------------------------------      ---------------

                                                                     Signature:                                 Date:
                                                                               --------------------------------      ---------------
                                                                     PLEASE MARK YOUR CHOICES LIKE THIS [X] IN BLACK OR BLUE INK

                                                                     PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
                                                                     ENCLOSED ADDRESSED ENVELOPE

------------------------------------------------------------------------------------------------------------------------------------
                                                        FOLD AND DETACH HERE
